                                                                  EXHIBIT (d)(1)

                                                    Execution Copy




                          AGREEMENT AND PLAN OF MERGER

                           Dated as of April 30, 2000

                                  By and among

                              Siemens Corporation,

                        Autobahn Acquisition Corporation

                                      and

                       Shared Medical Systems Corporation

                               TABLE OF CONTENTS

                                                                           Page


ARTICLE I           THE OFFER.............................................   2
     SECTION 1.1    The Offer.............................................   2
     SECTION 1.2    Company Actions.......................................   3
     SECTION 1.3    Stockholder Lists.....................................   4
     SECTION 1.4    Directors; Section 14(f)..............................   5

ARTICLE II          THE MERGER............................................   6
     SECTION 2.1    The Merger............................................   6
     SECTION 2.2    Effective Time of the Merger..........................   6
     SECTION 2.3    Effects of the Merger.................................   7
     SECTION 2.4    Closing...............................................   7

ARTICLE III         THE SURVIVING AND PARENT CORPORATIONS.................   7
     SECTION 3.1    Certificate of Incorporation..........................   7
     SECTION 3.2    Bylaws................................................   7
     SECTION 3.3    Directors.............................................   7
     SECTION 3.4    Officers..............................................   7

ARTICLE IV          EFFECT OF THE MERGER ON THE STOCK OF THE
                    CONSTITUENT CORPORATIONS; SURRENDER OF
                    CERTIFICATES..........................................   8
     SECTION 4.1    Conversion of Shares in the Merger....................   8
     SECTION 4.2    Conversion of Subsidiary Shares.......................   8
     SECTION 4.3    Surrender of Certificates.............................   8
     SECTION 4.4    Tax Withholding.......................................   9
     SECTION 4.5    Closing of the Company's Transfer Books...............  10
     SECTION 4.6    Option Plans; Restricted Stock........................  10
     SECTION 4.7    Dissenting Shares.....................................  11

ARTICLE V           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........  12
     SECTION 5.1    Organization and Qualification........................  12
     SECTION 5.2    Capitalization........................................  12
     SECTION 5.3    Subsidiaries..........................................  13
     SECTION 5.4    Authority; Non-Contravention; Approvals...............  14
     SECTION 5.5    Reports and Financial Statements......................  15
     SECTION 5.6    Absence of Undisclosed Liabilities....................  16
     SECTION 5.7    Absence of Certain Changes or Events..................  17
     SECTION 5.8    Litigation............................................  17
     SECTION 5.9    Proxy Statement.......................................  17
     SECTION 5.10   Offer Documents; Schedule 14D-9 ......................  17
     SECTION 5.11   No Violation of Law ..................................  18
     SECTION 5.12   Compliance with Agreements ...........................  18
     SECTION 5.13   Taxes ................................................  19
     SECTION 5.14   Employee Benefit Plans; ERISA ........................  20

                               TABLE OF CONTENTS

                                                                           Page

     SECTION 5.15   Labor Controversies ..................................  21
     SECTION 5.16   Environmental Matters ................................  22
     SECTION 5.17   Title to Assets ......................................  22
     SECTION 5.18   Intellectual Property; Software ......................  23
     SECTION 5.19   Brokers and Finders ..................................  24
     SECTION 5.20   Opinion of Financial Advisor .........................  25
     SECTION 5.21   Section 203 of the DGCL ..............................  25
     SECTION 5.22   Affiliate Transactions ...............................  25
     SECTION 5.23   Insurance ............................................  25
     SECTION 5.24   Company Rights Agreement .............................  25
     SECTION 5.25   Contracts ............................................  25

ARTICLE VI          REPRESENTATIONS AND WARRANTIES OF PARENT
                    AND SUBSIDIARY........................................  27
     SECTION 6.1    Organization and Qualification........................  27
     SECTION 6.2    Authority; Non-Contravention; Approvals...............  27
     SECTION 6.3    Proxy Statement.......................................  28
     SECTION 6.4    Offer Documents; Schedule 14D-9.......................  29
     SECTION 6.5    Financing.............................................  29
     SECTION 6.6    Subsidiary............................................  29

ARTICLE VII         COVENANTS OF THE PARTIES..............................  29
     SECTION 7.1    Mutual Covenants......................................  30
     SECTION 7.2    Covenants of the Company..............................  32

ARTICLE VIII        ADDITIONAL AGREEMENTS OF THE PARTIES..................  35
     SECTION 8.1    Access to Information.................................  35
     SECTION 8.2    Acquisition Transactions..............................  36
     SECTION 8.3    Expenses and Fees.....................................  37
     SECTION 8.4    Directors' and Officers' Indemnification..............  37
     SECTION 8.5    Employee Benefits.....................................  39
     SECTION 8.6    Litigation............................................  41

ARTICLE IX          CONDITIONS............................................  41
     SECTION 9.1    Conditions to Each Party's Obligation to Effect the Me  41
     SECTION 9.2    Conditions to Obligations of Parent and Subsidiary to
                    Merger................................................  41

ARTICLE X           TERMINATION, AMENDMENT AND WAIVER.....................  42
     SECTION 10.1   Termination ..........................................  42
     SECTION 10.2   Effect of Termination ................................  43
     SECTION 10.3   Amendment ............................................  43
     SECTION 10.4   Extension; Waiver ....................................  44

                               TABLE OF CONTENTS

                                                                           Page

ARTICLE XI          GENERAL PROVISIONS....................................  44
     SECTION 11.1   Non-Survival of Representations and Warranties .......  44
     SECTION 11.2   Notices ..............................................  44
     SECTION 11.3   Governing Law ........................................  45
     SECTION 11.4   Parties Agreement ....................................  45
     SECTION 11.5   Interpretation .......................................  46
     SECTION 11.6   Severability .........................................  46
     SECTION 11.7   Assignment ...........................................  46
     SECTION 11.8   Enforcement ..........................................  46
     SECTION 11.9   Submission to Jurisdiction; Waivers ..................  47
     SECTION 11.10  Counterparts ........................................   47
     SECTION 11.11  Entire Agreement ....................................   47

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          THIS AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2000 (this "Agreement"), is made and entered into by and among Siemens Corporation, a Delaware corporation ("Parent"), Autobahn Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Subsidiary"), and Shared Medical Systems Corporation, a Delaware corporation (the "Company").


                                   BACKGROUND
                                   ----------

          WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Parent, Subsidiary and the Company have agreed that, upon the terms and subject to the conditions set forth in this Agreement, Subsidiary shall commence an offer (as amended or supplemented in accordance with this Agreement, the "Offer") to purchase for cash all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock," which term as used herein shall include the associated Company Rights (as defined in Section 5.2(a) hereof), unless the context otherwise requires), at a price per share of $73.00, net to the seller in cash (the "Common Stock Price");

          WHEREAS, the Boards of Directors of Parent, Subsidiary and the Company have each approved the merger of Subsidiary with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each of the shares of Company Common Stock, other than the shares of Company Common Stock owned directly or indirectly by Parent, Subsidiary or the Company and Dissenting Shares (as defined in Section 4.7 hereof), will be converted into the right to receive the Common Stock Price;

          WHEREAS, the Board of Directors of the Company has resolved to recommend that the holders of shares of Company Common Stock tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, Parent, Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger;

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                   THE OFFER

SECTION 1.1  The Offer.
             ---------

     (a) Subject to the provisions of this Agreement, and provided that this Agreement shall not have been terminated in accordance with Section 10.1 and so long as none of the events or circumstances set forth in Annex A hereto shall have occurred and be continuing, not later than the seventh business day from the date of public announcement of the execution of this Agreement, Parent shall cause Subsidiary to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), the Offer at a price equal to the Common Stock Price for each share of Company Common Stock. The obligation of Subsidiary to consummate the Offer, to accept for payment and to pay for any shares of Company Common Stock tendered pursuant to the Offer shall be subject solely to those conditions set forth in Annex A. It is agreed that the conditions to the Offer set forth on Annex A are for the benefit of Subsidiary and may be asserted by Subsidiary regardless of the circumstances giving rise to any such condition, and Subsidiary expressly reserves the right, in its sole discretion, to waive any such condition; provided that, without the prior written consent of the Company, Subsidiary shall not waive the Minimum Condition (as defined in Annex A) or the condition set forth in paragraph (f) of Annex A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act).

     (b) Subsidiary expressly reserves the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided, that without the prior written consent of the Company, no modification or change may be made which (i) decreases the Common Stock Price (except as permitted by this Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) limits the number of shares of Company Common Stock sought pursuant to the Offer, (v) changes the material conditions to the Offer in a manner adverse to the Company or its stockholders or option holders, or (vi) imposes additional material conditions to the Offer. Notwithstanding the foregoing, Subsidiary may (but shall not be required under this Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Subsidiary in its sole discretion (each such extension period not to exceed 20 business days at a time), if at the then-scheduled expiration date of the Offer any of the conditions to Subsidiary's obligations to accept for payment and pay for shares of Company Common Stock shall not be satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 20 business days if the Minimum Condition has been satisfied but less than 90% of the Company Common Stock has been validly tendered and not properly withdrawn. On the terms and subject to the conditions of the Offer and this Agreement, promptly after expiration of the Offer, Subsidiary shall accept for payment and pay for, and Parent shall cause Subsidiary to accept for payment and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Subsidiary is permitted to accept and pay for under applicable law. Notwithstanding the foregoing, Subsidiary may in its sole discretion elect to provide for a subsequent offering period pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act.

     (c) On the date of commencement of the Offer, Parent and Subsidiary shall file with the SEC with respect to the Offer a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule TO") with respect to the Offer which will comply in all material respects with the provisions of applicable federal securities laws, and will contain the offer to purchase relating to the Offer and forms of related letters of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto and including the exhibits thereto, are referred to herein collectively as the "Offer Documents"). Parent shall deliver copies of the proposed forms of the Offer Documents to the Company as far in advance of the commencement of the Offer as is reasonably practicable under the circumstances for review and comment by the Company and its counsel. The Company and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Offer Documents prior to their filing with the SEC or dissemination to the Company's stockholders. Parent shall provide the Company and its counsel in writing any comments that Subsidiary, Parent or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof. Each of the Company, Parent and Subsidiary shall promptly correct any information provided by it for use in the Offer Documents that shall have become false or misleading in any material respect and Parent and Subsidiary further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to the stockholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

SECTION 1.2  Company Actions
             ---------------

     (a) The Company hereby consents to the Offer and represents and warrants that (i) its Board of Directors, at a meeting duly called and held on April 30, 2000, has duly adopted resolutions declaring the advisability of this Agreement and approving the Offer, the Merger, this Agreement and the other transactions contemplated hereby, determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending acceptance of the Offer, adoption of this Agreement and approval of the Merger by the stockholders of the Company, (ii) the Company has taken all necessary action to ensure that the restrictions contained in Section 203 of the Delaware General Corporation Law (the "DGCL") applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) will not apply to the transactions contemplated by this Agreement and (iii) the Company has taken all necessary action so that the execution of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement (as defined in Section 5.2 hereof) or enable or require any outstanding rights thereunder to be exercised, distributed or triggered. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2. The Company shall use reasonable efforts to cause all of its directors and executive officers to vote in favor of the Merger.

     (b) The Company shall file with the SEC on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall comply in all material respects with the provisions of applicable federal securities laws, and will contain the recommendations of the Board in favor of the Offer and the Merger, and shall disseminate the Schedule 14D-9 to the Company's stockholders. The Company shall deliver the proposed forms of the Schedule 14D-9 to Parent as far in advance of the commencement of the Offer as is reasonably practicable under the circumstances for review and comment by Parent and its counsel. Parent and its counsel shall be given a reasonable opportunity to review any amendments and supplements to the Schedule 14D-9 prior to their filing with the SEC or dissemination to the Company's stockholders. The Company shall provide Parent and its counsel in writing any comments that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt thereof. Each of the Company, Parent and Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause such Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the Company's stockholders, as and to the extent required by applicable federal securities laws. Goldman Sachs & Co. has rendered to the Company's Board of Directors its opinion that as of the date hereof the Common Stock Price to be received pursuant to the Offer and the Merger by the Company's stockholders is fair, from a financial point of view, to such stockholders. The Company has been informed that Goldman Sachs & Co. will permit the inclusion of the fairness opinion (and, subject to prior review and consent by Goldman Sachs & Co., a reference thereto) in the Schedule 14D-9 and the Proxy Statement (as defined in Section 7.1(d) hereof) unless Goldman Sachs & Co. concludes that such inclusion would be inappropriate under the circumstances. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described in this Section 1.2.

SECTION 1.3  Stockholder Lists. In connection with the Offer, the Company shall
             -----------------
promptly furnish to, or cause to be furnished to, Parent and Subsidiary mailing labels, security position listings, a list of non-objecting beneficial owners and any available listing or computer file containing the names and addresses of the record holders of the shares of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date (to the extent available), together with all other relevant, material information in the Company's possession or control regarding the beneficial owners of shares of Company Common Stock and shall furnish Parent and Subsidiary with such additional information and assistance as Parent, Subsidiary or their respective agents may reasonably request in communicating the Offer to the record and beneficial holders of shares of Company Common Stock. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger (including, without limitation, the solicitation of stockholder votes), Parent and Subsidiary shall, and shall cause each of their affiliates to, hold the information contained in any of such labels and lists in confidence, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

SECTION 1.4  Directors; Section 14(f).
             ------------------------

     (a) Immediately upon the acceptance for payment of and payment for shares of Company Common Stock by Subsidiary or any of its affiliates pursuant to the Offer, Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, for election or appointment to the Board of Directors of the Company as will give Subsidiary, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the increase in the size of such Board pursuant to this Section 1.4) and (ii) the percentage that the number of shares of Company Common Stock beneficially owned by Subsidiary and its affiliates (including shares of Company Common Stock so accepted for payment and purchased) bears to the number of shares of Company Common Stock then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such shares of Company Common Stock the Company shall, upon request of Parent or Subsidiary and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, promptly increase the size of its Board of Directors by such number as is necessary to enable such designees of Subsidiary to be so elected or appointed to the Company's Board of Directors, and, subject to applicable law, the Company shall take all reasonable actions available to the Company to cause such designees of Subsidiary to be so elected or appointed. At such time, the Company shall, if requested by Parent or Subsidiary and subject to applicable law, also take all reasonable action necessary to cause persons designated by Subsidiary to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Subject to applicable law, the Company shall promptly take all action reasonably requested by Parent necessary to effect any such election or appointment, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (or, at Parent's request, furnishing such information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the stockholders of the Company) as is necessary to enable Subsidiary's designees to be elected to the Company's Board of Directors. To the extent that any member of the Company's Board of Directors, who is not an employee of the Company, resigns pursuant to this
Section 1.4, the vesting of any stock options or shares of restricted stock granted to such director prior to the date hereof shall immediately accelerate and such resignation shall be treated as a removal following a change-of-control transaction for the purposes of the agreements governing such stock options or restricted shares of Common Stock.

     (b) Notwithstanding the foregoing, the Company shall use its reasonable best efforts to ensure that, if Subsidiary's designees are elected to the Board of Directors of the Company, such Board of Directors shall have, at all times prior to the Effective Time (as defined in Section 2.2 hereof), at least two directors who are directors on the date of this Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company shall not be deemed an affiliate of the Company solely as a result of his status as a director of the Company), Parent or any of their respective subsidiaries (the "Independent Directors"); and provided further, that, (i) if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director may designate a person to fill such vacancy who is not an officer or affiliate of the Company, Parent, or any of their respective subsidiaries and such person shall be deemed to be an Independent Director for purposes of this Agreement or
(ii) if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who shall not be officers or affiliates of the Company, Parent or any of their respective subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

     (c) Prior to the Effective Time and from and after the time that Subsidiary's designees constitute a majority of the Company's Board of Directors, if applicable, any amendment or any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Subsidiary hereunder, and any waiver by the Company of any condition or of any of the Company's rights hereunder may be effected only by the action of a majority of the Independent Directors of the Company, which action shall be deemed to constitute the action of the full Board of Directors of the Company (and any committee specifically designated by the Board of Directors of the Company) to approve the actions contemplated hereby; provided, that, if there shall be no Independent Directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

                                   ARTICLE II
                                   THE MERGER

SECTION 2.1  The Merger.  Upon the terms and subject to the conditions of this
             ----------
Agreement, at the Effective Time in accordance with the DGCL, Subsidiary shall be merged with and into the Company and the separate existence of Subsidiary shall thereupon cease. The Company shall continue its existence under the laws of the State of Delaware and, in its capacity as the surviving corporation in the Merger, the Company is hereinafter sometimes referred to as the "Surviving Corporation."

SECTION 2.2  Effective Time of the Merger.  The Merger shall become effective
             ----------------------------
(i) upon the filing of a certificate of merger (in such form as required by and executed in accordance with the relevant provisions of the DGCL) with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Merger Filing") or (ii) at such time as shall be stated in the Merger Filing (such time, the "Effective Time"). The Merger Filing shall be made simultaneously with or as soon as practicable after the satisfaction or waiver of the conditions set forth in Article IX. The parties acknowledge that it is their mutual desire and intent to consummate the Merger as soon as practicable after the consummation of the Offer. Accordingly, the parties shall, subject to the provisions hereof and to the fiduciary duties of their respective boards of directors, use all reasonable efforts to consummate, as soon as practicable, the Merger in accordance with Section 2.4.

SECTION 2.3  Effects of the Merger.  The Merger shall have the effects set forth
             ---------------------
in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises, and all and every other interest, of Subsidiary and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Subsidiary and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4  Closing. Upon the terms and subject to the conditions hereof, as
             -------
soon as practicable after consummation of the Offer, and, to the extent required by the DGCL, after the Company Stockholders' Approval (as defined in Section 7.1(d) hereof) has been obtained, the Company and Subsidiary (or Parent if appropriate) shall execute and file the Merger Filing, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.4, a closing will be held at a location mutually agreeable to Parent and the Company to confirm the satisfaction or waiver, as the case may be, of the conditions set forth in Article IX. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                  ARTICLE III
                     THE SURVIVING AND PARENT CORPORATIONS

SECTION 3.1  Certificate of Incorporation.  The Certificate of Incorporation of
             ----------------------------
the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, and (subject to Section 8.4 hereof) thereafter may be amended in accordance with its terms and as provided in the DGCL.

SECTION 3.2  Bylaws.  The Bylaws of the Company as in effect immediately prior
             ------
to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time and (subject to Section 8.4(a) hereof) thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the DGCL.

SECTION 3.3  Directors.
             ---------

     (a) The directors of the Company in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation after the Effective Time and shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

SECTION 3.4  Officers.  The officers of Subsidiary in office immediately prior
             --------
to the Effective Time shall be the officers of the Surviving Corporation immediately after the

Effective Time, and such officers shall serve in accordance with the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV
EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT CORPORATIONS; SURRENDER OF
                                  CERTIFICATES

SECTION 4.1  Conversion of Shares in the Merger.  At the Effective Time, by
             ----------------------------------
virtue of the Merger and without any action on the part of any holder of any capital stock of Parent, Subsidiary or the Company:

     (a) each share of Company Common Stock (other than shares canceled pursuant to Section 4.1(b) and any Dissenting Shares (as defined in Section 4.7 hereof)) shall be converted into the right to receive the Common Stock Price or any higher price that may be paid for shares of Company Common Stock pursuant to the Offer (the "Merger Consideration"), payable to the holder thereof, in each case without interest, upon surrender of the certificate formerly representing such share and such other documents as may be reasonably required in the manner provided in Section 4.3, less any required withholding taxes; and

     (b) each share of capital stock of the Company, if any, owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time shall be canceled and no consideration shall be paid in exchange therefor and shall cease to exist from and after the Effective Time.

SECTION 4.2  Conversion of Subsidiary Shares.  At the Effective Time, by virtue
             -------------------------------
of the Merger and without any action on the part of Parent as the sole stockholder of Subsidiary, each issued and outstanding share of common stock, par value $.01 per share, of Subsidiary ("Subsidiary Common Stock") shall be converted into one share of common stock, par value $.01 per share, of the Surviving Corporation.

SECTION 4.3  Surrender of Certificates.
             -------------------------

     (a) Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger ("Paying Agent"), and prior to the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in the amounts necessary for the payment of the Merger Consideration as provided in Section 4.1 upon surrender as part of the Merger of certificates formerly representing shares of Company Common Stock in the manner provided in Section 4.3(b). Funds made available to the Paying Agent shall be invested by the Paying Agent as directed by Parent (it being understood that any and all interest or income earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent).

     (b) As promptly as practicable, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Company Certificates") (i) a letter of transmittal reasonably satisfactory to the Company and approved by the Company prior to the Closing which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed letter of transmittal and such other documents as the Paying Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented thereby, in accordance with Section 4.1, and the Company Certificates so surrendered shall be canceled.

     (c) Promptly following the date which is twelve (12) months after the Effective Time, the Paying Agent shall deliver to Parent all cash and any documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation or Parent and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Paying Agent, Parent, Subsidiary, the Company or the Surviving Corporation shall be liable to a holder of shares of Company Common Stock for any amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with this Article IV. When authorizing such issuance in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation such indemnity as it may reasonably direct as protection against any claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

SECTION 4.4  Tax Withholding. Parent (or any affiliate thereof) shall be
             ---------------
entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Parent (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any other provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

SECTION 4.5  Closing of the Company's Transfer Books.  At and after the
             ---------------------------------------
Effective Time, holders of Company Certificates shall cease to have any rights as stockholders of the Company, except for the right to receive the Merger Consideration pursuant to Section 4.1. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Company Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with this Article IV.

SECTION 4.6  Option Plans; Restricted Stock.
             ------------------------------

     (a) Upon the consummation of the Merger, each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Time under the Company's stock option plans or similar arrangements, whether vested or unvested (each, an "Option," and collectively, the "Options"), shall automatically, in accordance with the terms thereof or as provided in the separate Change in Control (Stock Options) Agreement effective as of the date hereof with respect to such Option, be converted into, and each holder of an Option shall have, the right to receive the "Cash Value" (as defined in the Change in Control (Stock Options) Agreement) from the Surviving Corporation in respect of each outstanding Option (the "Option Payments"); provided that, with respect to any person subject to Section 16 of the Exchange Act, no Merger Consideration shall be paid to such person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. Option Payments shall be paid at the times, in such amounts and with interest as provided in and subject to all other provisions of the applicable Option or Change in Control (Stock Options) Agreement; provided, however, that all portions of any Option Payments that would, pursuant to the applicable Option or Change in Control (Stock Options) Agreement, be payable more than thirty months after the Effective Time shall instead be paid (subject to the provisions of the applicable Option or Change in Control (Stock Options) Agreement) in quarterly installments as nearly equal as possible, with interest at the rate of 10% per annum, over the first thirty months after the Effective Time. The Company shall take such actions (including, without limitation, giving requisite notices to holders of Options advising them of such right to obtain payment for their respective Options) as are necessary to fully advise holders of Options of their rights. From and after the Effective Time, other than as expressly set forth in this Section 4.6, no holder of an Option shall have any other rights in respect thereof other than to receive Option Payments for his or her Options as set forth herein, and the Company shall take all reasonably necessary actions to terminate the Company's stock option plans and similar arrangements. The provisions of this Section 4.6(a) shall be subject to the making of any necessary amendments to the Company's stock option plans and other similar agreements. The Company shall use its reasonable efforts to obtain any such consents and make any such amendments. Within twenty days from the date hereof, the Company shall deliver to Parent true, correct and complete copies of all Change in Control (Stock Options) Agreements and a list of all stock options, the holders thereof and the vesting schedules relating thereto.

     (b) Upon the consummation of the Merger, each holder of a restricted share of Company Common Stock outstanding at the Effective Time shall be entitled to receive the Merger Consideration payable with respect to such restricted share in accordance with the restricted stock agreement or other agreement applicable to such restricted share; provided that, with respect to any person subject to
Section 16 of the Exchange Act, no Merger Consideration shall be paid to such person until payment can be made without liability to such person under Section 16(b) of the Exchange Act. The Surviving Corporation shall make such payment to the holder, subject to the conditions for vesting contained in the applicable restricted stock or other agreement, on the date on which the restricted share was to have vested; provided, however, that all such payments that would be payable because of vesting dates more than thirty months after the Effective Time shall instead be paid, subject to the conditions for vesting contained in the applicable restricted stock or other agreement, in quarterly installments as nearly equal as possible, with interest at the rate of 10% per annum, over the first thirty months after the Effective Time. Within twenty days from the date hereof, the Company shall deliver to Parent true, complete and correct copies of all restricted stock agreements and a list of all restricted stock grants, the holders thereof and the vesting schedules relating thereto.

SECTION 4.7  Dissenting Shares.
             -----------------

     (a) Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock ("Dissenting Shares") held by a Dissenting Stockholder (as defined below) shall not be converted into the Merger Consideration but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, that each share of Company Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Stockholder who, after the Effective Time, loses his or her right of appraisal, pursuant to the DGCL, shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon. As used in this Agreement, the term "Dissenting Stockholder" means any record holder or beneficial owner of shares of Company Common Stock who complies with all provisions of the DGCL (including all provisions of Section 262 of the DGCL) concerning the right of holders of Company Common Stock to dissent from the Merger and obtain fair value for their shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the applicable provisions of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld), make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to Parent and Subsidiary that, except as set forth in the disclosure schedule dated as of the date hereof and signed by an authorized officer of the Company (the "Company Disclosure Schedule"), it being agreed that disclosure of any item on the Company Disclosure Schedule shall be deemed disclosure with respect to all sections of this Article V if the relevance of such item to all such other sections is apparent from the face of the Company Disclosure Schedule:

SECTION 5.1  Organization and Qualification.  The Company is a corporation duly
             ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For purposes of this Agreement, a "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, that in no event shall either of the following (alone or in combination with another event identified in this proviso) be deemed to constitute, nor shall either of the following be taken into account in determining whether there has been or will be, a Company Material Adverse
Effect: (i) any change in the Company's stock price or trading volume not arising from or out of another change, event or occurrence that would independently constitute a Company Material Adverse Effect or (ii) any change, event, violation, inaccuracy, circumstance or effect that results from (A) changes affecting the industry in which the Company operates generally, (B) changes affecting the United States economy generally or (C) the public announcement or pendency of the Offer, the Merger or the other transactions contemplated hereby. True, accurate and complete copies of the Company's certificate of incorporation and bylaws, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Parent.

SECTION 5.2  Capitalization.
             --------------

     (a) The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.10 per share ("Company Preferred Stock"), of which 60,000 shares have been designated as Series A Junior Participating Preferred Stock. As of March 31, 2000, (i) 26,971,875 shares of Company Common Stock were issued and outstanding (each, together with a preferred stock purchase right (the "Company Rights") issued pursuant to the Rights Agreement dated as of May 1, 1991, by and between the Company and Pittsburgh National Bank (as amended and restated as of March 27, 2000, the "Company Rights Agreement")), all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 3,884,920 shares of Company Common Stock and no shares of Company Preferred Stock were held in the treasury of the Company, and (iv) 3,073,293 shares of Company Common Stock were reserved for issuance upon exercise of options issued and outstanding pursuant to the stock option plans of the Company. Since March 31, 2000, except as permitted by this Agreement, no shares of capital stock of the Company have been issued except in connection with exercise or conversion of the instruments referred to in the preceding sentence.

     (b) No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding.

     (c) Except as disclosed in Section 5.2(a), as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any subsidiary of the Company to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company or any subsidiary of the Company to grant, extend or enter into any such agreement or commitment. Except as disclosed in the Company SEC Reports (as defined in Section 5.5(a) hereof) or as otherwise contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings to which the Company or any subsidiary of the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Company Common Stock (including the associated Company Rights) constitutes the only class of equity securities of Company or its subsidiaries registered or required to be registered under the Exchange Act.

SECTION 5.3  Subsidiaries.  The only subsidiaries of the Company are those set
             ------------
forth in Section 5.3 of the Company Disclosure Schedule. Except in all cases where the failure to be so qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each direct and indirect subsidiary of the Company that is a Significant Subsidiary (as defined in Regulation S-X of the SEC) is duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each such subsidiary of the Company is qualified to transact business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. All of the outstanding shares of capital stock of each corporate subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any material liens, claims, encumbrances and security interests. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock of or interest in any subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement. As used in this Agreement, the term "subsidiary" shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, joint venture or other entity of which such person or entity (either acting alone or together with its other subsidiaries) owns or controls, directly or indirectly, 50% or more of the stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity or acts as general partner.

SECTION 5.4  Authority; Non-Contravention; Approvals.
             ---------------------------------------

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval, if required, to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or, except for the Company Stockholders' Approval, if required, the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by Parent and Subsidiary, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of the Company or any of its subsidiaries (or, in the case of any subsidiary that is not a corporation, its equivalent constituent documents), (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any of its subsidiaries is now a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound or affected; subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Company Required Statutory Approvals (as defined in Section 5.4(c) hereof) and the Company Stockholders' Approval, if required, and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph
(b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 5.4(b) of the Company Disclosure Schedule, (i) none of the Contracts (as defined in Section
5.25 hereof) described in Section 5.25(h) requires the consent of a third party to enter into this Agreement or the transactions contemplated hereby, and (ii) except for third party consents the failure of which to obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is not a party to any contract (excluding for purposes of this representation any Contract described in Section 5.25(h)) requiring the consent of a third party to enter into this Agreement or the transactions contemplated hereby.

     (c) Except for (i) the filings by the Company required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the competition filings required before the Bundeskartellamt, (iii) the filing of the Offer Documents, the Schedule 14D-9, the Information Statement (as defined in Section 5.10 hereof) and the Proxy Statement with the SEC pursuant to the Exchange Act, and the Securities Act of 1933, as amended (the "Securities Act"), and (iv) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger (the filings and approvals referred to in clauses (i) through (iv) are collectively referred to as the "Company Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body, agency or authority (including, without limitation, any governmental or regulatory body, agency or authority outside of the United States) (a "Governmental Authority") is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.5  Reports and Financial Statements.
             --------------------------------

     (a) Since December 31, 1998, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended (if applicable), complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. The Company has previously delivered or made available to Parent copies (including all exhibits, post-effective amendments and supplements thereto) of its (i) Annual Reports on Form 10-K for the years ended December 31, 1998 and 1999, as filed with the SEC, (ii) proxy and information statements relating to all meetings of its stockholders (whether annual or special) from December 31, 1998 until the date hereof, and (iii) all other reports, including quarterly reports, and registration statements filed by the Company with the SEC since December 31, 1998 (other than registration statements filed on Form S-8) (the documents referred to in clauses
(i), (ii) and (iii) filed prior to the date of this Agreement and such documents filed with the SEC subsequent to the date of this Agreement and prior to the consummation of the Offer are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not or will not (as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K for the years ended December 31, 1998 and 1999, the preliminary interim consolidated financial statements of the Company for the quarter ending March 31, 2000 (previously furnished to Parent by the Company) and the unaudited consolidated interim financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 2000 (collectively, the "Company Financial Statements") have been or will be, as the case may be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present or will fairly present, as the case may be, the financial position of the Company and its subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited interim statements to normal year-end adjustments and the absence of footnotes, none of which, individually or in the aggregate, would have or disclose a Company Material Adverse Effect). Since December 31, 1998, the Company has maintained consistent accounting policies with respect to the recording on its books of accounts and notes receivable.

     (b) As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or
(ii) any non-competition agreement or any other agreement or arrangement that similarly limits the Company or any of its subsidiaries or any of their respective affiliates, or that would, after the Effective Time, to the knowledge of the Company, similarly limit Parent or the Surviving Corporation or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Company Material Adverse Effect, after giving effect to the Merger.

SECTION 5.6  Absence of Undisclosed Liabilities.  Except as disclosed in the
             ----------------------------------
Company SEC Reports, neither the Company nor any of its subsidiaries had at December 31, 1999, or since that date and as of the date hereof, has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies
(i) which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto or (ii) which were incurred after December 31, 1999 in the ordinary course of business and consistent with past practices, (b) liabilities, obligations or contingencies which (i) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) have been discharged or paid prior to the date hereof, and (c) liabilities and obligations which are of a nature not required to be reflected in the consolidated financial statements of the Company and its subsidiaries prepared in accordance with generally accepted accounting principles consistently applied and which were incurred in the ordinary course of business.

SECTION 5.7  Absence of Certain Changes or Events.  Except as disclosed in the
             ------------------------------------
Company Financial Statements, since December 31, 1999, there has not been any change, event, violation, inaccuracy, circumstance or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as heretofore disclosed to Parent in writing or as contemplated by the Agreement, since December 31, 1999, the Company and its subsidiaries have not taken any action which, if taken after the date hereof, would require Parent's consent under Section 7.2(a).

SECTION 5.8  Litigation.  There are no claims, suits, actions or proceedings
             ----------
pending or, to the knowledge of the Company, threatened in writing against, relating to or affecting the Company or any of its subsidiaries (including, without limitation, any claim based on a theory of product liability), or any of their respective directors or officers, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seek to restrain the consummation of the Merger or which if adversely determined would reasonably by expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as referred to in the Company SEC Reports, neither the Company nor any of its subsidiaries is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.9  Proxy Statement.  None of the information to be supplied by the
             ---------------
Company or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the time of its mailing, or at the time of the Stockholders Meeting (as defined in Section 7.1(d) hereof), if any, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its subsidiaries for inclusion or incorporation by reference therein.

SECTION 5.10  Offer Documents; Schedule 14D-9.  Neither (a) the information
              -------------------------------
provided by the Company for inclusion or incorporation by reference in the Offer Documents (b) any information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") nor (c) the Schedule 14D-9 shall, at the respective times the Offer Documents, the Information Statement or the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents, the Information Statement and the Schedule 14D-9, in each case as of the date of mailing, will comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or any of its subsidiaries for inclusion or incorporation by reference therein.

SECTION 5.11  No Violation of Law.  Neither the Company nor any of its
              -------------------
subsidiaries is or, since December 31, 1997, has been in violation of or has been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation) of any Governmental Authority, except for violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct their businesses as presently conducted (collectively, the "Company Permits"), which are listed on Section 5.11 of the Company Disclosure Schedule, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are not in violation of the terms of any Company Permit, except for delays in filing reports or such other violations which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.12  Compliance with Agreements.  The Company and each of its
              --------------------------
subsidiaries are not in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, would result in a default under, (a) the respective certificates of incorporation, bylaws or similar organizational instruments of the Company or any of its subsidiaries, or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, other than, in the case of clause (b) of this Section 5.12, breaches, violations and defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.13  Taxes.
              -----

     (a) The Company and its subsidiaries have (i) duly filed with the appropriate Governmental Authorities all Tax Returns required to be filed by them for all periods ending on or prior to the Effective Time, other than those Tax Returns the failure of which to file have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) duly paid in full or made adequate provision in accordance with generally accepted accounting principles for the payment of all Taxes for all past and current periods. There are no unresolved issues of law or fact arising out of a notice of deficiency, proposed deficiency or assessment from the United States Internal Revenue Service or any other governmental taxing authority with respect to Taxes of the Company or any of its subsidiaries other than such which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the Company nor any subsidiary has obtained an extension of the time within which to file any United States Federal Tax Return which has not yet been filed.

     (c) The Company and its subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

     (d) There are no material liens for Taxes upon the assets of the Company or any of its subsidiaries other than liens for Taxes not yet due.

     (e) Neither the Company nor any subsidiary has any liability for the Taxes of any other person which is not included in the Company's consolidated United States Federal Tax Return (i) under Section 1.1502-6 of the Treasury regulations, (ii) as a transferee or successor, (iii) by contract or (iv) otherwise. Neither the Company nor any subsidiary has agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method.

     (f) Neither the Company nor any subsidiary is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement with any person or entity which is not included in the Company's consolidated United States Federal Tax Return.

     (g) Neither the Company nor any subsidiary has made any payments, is obligated to make any payments, or is a party to any contract that could require it to make any payments, that are not deductible as a result of the provisions set forth in Section 280G of the Code or the proposed Treasury regulations thereunder or would result in an excise tax liability with respect to any such payment under Section 4999 of the Code.

     (h) All material elections with respect to income Taxes affecting the Company and its subsidiaries are set forth in Section 5.13 of the Company Disclosure Schedule.

     (i) The Company is not nor has it ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

     (j) For purposes of this Agreement, the term "Taxes" shall mean all taxes, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, windfall profits, severance, customs, import, export, employment or similar taxes, charges, fees, levies or other assessments imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined, or any other basis, and such term shall include any interest, fines, penalties or additional amounts of any interest in respect of any additions, fines or penalties attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (k) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document required to be supplied to a taxing authority in connection with Taxes.

SECTION 5.14  Employee Benefit Plans; ERISA.  For purposes of this Section 5.14,
              -----------------------------
(i) "Company Plan" shall mean (x) each employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) ("Pension Plan"); (y) each employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) ("Welfare Plan") maintained by the Company and any of its ERISA Affiliates, and (z) each stock option, stock purchase, stock appreciation right and stock based plan and each material deferred compensation, severance, incentive and bonus plan or agreement maintained by the Company for the benefit of current or former employees or current or former directors of the Company; and (ii) "ERISA Affiliate" shall mean any trade or business whether or not incorporated, under common control with the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001(b) of ERISA. All Company Plans and all severance plans and agreements of general applicability to the Company's executive officers and other employees are listed in Section 5.14 of the Company Disclosure Schedule.

     (a) With respect to each Company Plan, the Company has made available to Parent a true, correct and complete copy of: (i) any current plan documents, trust agreements, insurance contracts and other funding vehicles, and amendments thereto; (ii) for the most recently ended plan year, all IRS Form 5500 series forms (and any financial statements and other schedules attached thereto) filed with respect to any Company Plan; (iii) all current summary plan descriptions and subsequent summaries of material modifications with respect to each Company Plan for which such descriptions and modifications are required under ERISA; and
(iv) the most recent IRS determination letter for each Pension Plan which is intended to be qualified under Section 401(a) of the Code.

     (b) Neither the Company nor any of its ERISA Affiliates maintains or has, within the previous six years, maintained a Pension Plan which is subject to Title IV of ERISA.

     (c) Neither the Company nor any of its ERISA Affiliates currently maintains or has, within the previous six years, maintained or been obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA.

     (d) Neither the Company nor any of its ERISA Affiliates is bound by any collective bargaining agreement or similar agreement to maintain or contribute to any Company Plan.

     (e) Each Company Plan (i) has been administered in material compliance with its terms and is in material compliance with the applicable provisions of ERISA and has been administered in material compliance with the applicable provisions of ERISA, the Code and other applicable laws; (ii) which is intended to be a qualified plan within the meaning of Section 401(a) of the Code has a favorable determination from the IRS as to its qualified status or is within the remedial amendment period for making any required changes and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter; and (iii) may, without liability, be amended, terminated or otherwise discontinued, except as specifically prohibited by applicable law.

     (f) With respect to each Company Plan, (i) there are no inquiries or proceedings pending or threatened by the IRS, the Department of Labor, or any participant or beneficiary (other than claims for benefits in the ordinary course) with respect to the design or operation of the Company Plans; (ii) the Company has made or provided for all contributions required under the material terms of such Company Plans and any applicable laws for all periods through the Closing Date; and (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) for which a statutory, administrative, or regulatory exemption is not available.

     (g) Section 5.14(g) of the Company Disclosure Schedule contains a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements with "change of control" or similar provisions and all severance agreements, in each case with executive officers of the Company. Except as set forth in Section 5.14(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement, without regard to any other event, will not (w) entitle any employees of the Company or any of its subsidiaries to severance pay, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Plans, (y) result in any payments under any of the Company Plans which would not be deductible under Section 280G of the Code, or (z) cause any payments under any Company Plan to cease to be excluded from "applicable employee remuneration" for purposes of Section 162(m) of the Code. Neither the Company nor any of its subsidiaries has any material obligations for the health and life benefits under any Company Plan, nor any obligations under non-qualified retirement plans except as set forth on Section 5.14 of the Company Disclosure Schedule.

SECTION 5.15  Labor Controversies.  There are no significant controversies
              -------------------
pending or, to the knowledge of the Company, threatened between the Company or its subsidiaries and any of their respective employees, except for such controversies which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with applicable laws respecting employment and employment practices, terms, and conditions of employment, and wages and hours and has not engaged in any unfair labor practices, except for any noncompliance or practices that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees. The Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries. The Company has no knowledge of any actions or events taken by it or its subsidiaries that would give rise to obligations of the Company or any of its subsidiaries under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. (S)2101, et seq. -- ----

SECTION 5.16  Environmental Matters.
              ---------------------

     (a) Each of the Company and its subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non- compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; none of the Company or its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Company Material Adverse Effect; and to the knowledge of the Company, there are no circumstances that are reasonably likely to result in such liability or prevent such compliance in the future.

     (b) There are no Environmental Claims which could reasonably be expected to have a Company Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

SECTION 5.17  Title to Assets.  The Company and each of its subsidiaries has
              ---------------
good and marketable title in fee simple to all its real property and good title to all its leasehold interests and other assets and properties, as reflected in the most recent balance sheet included in the Company Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances, except (a) liens for current taxes, payments of which are not yet delinquent, (b) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise impair the Company's business operations (in the manner presently carried on by the Company), and (c) as disclosed in the Company SEC Reports, and except for such matters which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than failures to be in good standing, valid and effective and defaults under such leases which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 5.18  Intellectual Property; Software.
              -------------------------------

     (a) (i) Each of the Company and its subsidiaries owns, or possesses adequate licenses or other valid rights to use, all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor that are material to its business as currently conducted (the "Company Intellectual Property Rights"); (ii) all Company Intellectual Property Rights are either owned by the Company or its subsidiaries free and clear of all material liens and encumbrances or are used pursuant to a license agreement; (iii) to the knowledge of the Company, each such license agreement is valid and enforceable and in full force and effect; (iv) neither the Company nor its subsidiaries is in default thereunder in any material respect, and to the knowledge of the Company, no corresponding licensor is in default thereunder in any material respect; (v) to the knowledge of the Company, none of the Company Intellectual Property Rights infringes or otherwise conflicts with any material right of any person; (vi) there is no pending or, to the knowledge of the Company, threatened (in writing) litigation, adversarial proceeding, administrative action or other material challenge or claim relating to any Company Intellectual Property Rights; (vii) there is no outstanding order of a Governmental Authority relating to any Company Intellectual Property Rights; (viii) to the knowledge of Company, there is currently no infringement by any person of any Company Intellectual Property Rights; and (ix) the Company Intellectual Property Rights owned, used or possessed by the Company and its subsidiaries is sufficient and adequate to conduct the business of the Company and the Company Intellectual Property Rights in all material respects as such business is currently conducted.

     (b) The Company and its subsidiaries have taken reasonable steps to protect, maintain and safeguard the Company Intellectual Property Rights, including any Company Intellectual Property Rights for which improper or unauthorized disclosure would impair its value or validity, and have executed and required nondisclosure agreements and made any required filings and registrations in connection with the foregoing, except, in each case, where the failure to take such steps or actions has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) The conduct of the business of the Company and its subsidiaries as now conducted does not, to the Company's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights of others in any material respect. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

     (d) To the knowledge of the Company, all material third party software currently used by the Company and its subsidiaries is Year 2000 Compliant. For purposes of this Section 5.18(d), "software" means and includes all computer programs, whether in source code, object code or other form (including without limitation any embedded in or otherwise constituting part of a computer hardware device), algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing.

     (e) Neither the Company nor any subsidiary has licensed (or otherwise entered into any agreement permitting) any Person to use or market any of its computer software (whether or not copyrighted) other than marketing and distribution agreements in the ordinary course of business and licenses to end-users to use (but not market, distribute, sell or transfer) the computer software which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

     (f) Each of the Company and its subsidiaries considers its computer software as trade secrets, and each has taken steps it believes appropriate to protect and maintain the same as such, except in cases where the Company has elected to rely on patent or copyright protection in lieu of trade secret protection.

     (g) The hardware and software of the Company and its subsidiaries has, in all material respects, (i) accurately and consistently processed date information before, during and after January 1, 2000, including, but not limited to accepting input, providing date output and performing calculations on dates or portions of dates, and (ii) functioned accurately and without interruption before, during and after January 1, 2000 without any change in operations associated with the advent of the new century. There are no disputes concerning the functionality of any software products of the Company which, individually or in the aggregate, are or would be material to the Company.

     (h) To the knowledge of the Company, no employee of the Company or any of its subsidiaries is in material violation or breach of any term of any employment contract, patent disclosure agreement or any other contract or agreement with the Company or any other party, which is a breach or violation of provisions relating to the nondisclosure or confidentiality of intellectual property rights or of noncompete covenants designed to protect intellectual property rights.

SECTION 5.19  Brokers and Finders.  Except for its obligation to pay fees and
              -------------------
expenses pursuant to its agreement with Goldman Sachs & Co., a copy of which has previously been furnished to Parent, the Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. Except for the fees and expenses payable to Goldman Sachs & Co., there is no claim for payment by the Company of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.20  Opinion of Financial Advisor.  The financial advisor of the
              ----------------------------
Company, Goldman Sachs & Co., has rendered an opinion to the Board of Directors of the Company, dated as of the date hereof, to the effect that, as of the date hereof, the Common Stock Price is fair from a financial point of view to the holders of Company Common Stock; it being understood and acknowledged by Parent and Subsidiary that such opinion has been rendered for the benefit of the Board of Directors of the Company and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective subsidiaries.

SECTION 5.21  Section 203 of the DGCL.  The Board of Directors of the Company
              -----------------------
has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to an "interested stockholder" or a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

SECTION 5.22  Affiliate Transactions.  Except to the extent disclosed in any of
              ----------------------
the Company SEC Reports, there are no other transactions, agreements, arrangements or understandings between the Company or its subsidiaries, on the one hand, and the Company's affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

SECTION 5.23  Insurance.  The Company and its subsidiaries maintain policies of
              ---------
fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are customary in the Company's industry, and also maintain all policies of insurance which are required by their material commercial contracts, in such amounts as specified in the respective contracts. All such policies which are material to the Company and its business are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

SECTION 5.24  Company Rights Agreement.  The Company has taken all necessary
              ------------------------
action so that the execution of this Agreement and the consummation of the Offer, the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require any outstanding rights thereunder to be exercised, distributed or triggered.

SECTION 5.25  Contracts.  Section 5.25 of the Company Disclosure Schedule lists,
              ---------
under the relevant heading, all oral or written contracts, agreements, arrangements, guarantees, licenses, leases and executory commitments (each a "Contract"), other than Company Plans disclosed in Section 5.14 of the Company Disclosure Schedule and any Contracts heretofore filed as an exhibit to any Company SEC Reports, that exist as of the date hereof to which the Company or any of its subsidiaries is a party or by which it or such subsidiary is bound and which fall within any of the following categories: (a) material Contracts not entered into in the ordinary course of the Company's and its subsidiaries' businesses; (b) material joint venture and partnership agreements; (c) Contracts which contain requirements for payments in excess of $500,000, other than contracts under which the Company purchases and then resells hardware to its customers; (d) Contracts relating to any outstanding commitment for capital expenditures in excess of $500,000; (e) indentures, mortgages, promissory notes, loan agreements or guarantees of borrowed money, letters of credit or other agreements or instruments of the Company or its subsidiaries or commitments for the borrowing or the lending by the Company of amounts in excess of $250,000 in the aggregate or providing for the creation of any charge, security interest, encumbrance or lien upon any of the assets of the Company with an aggregate value in excess of $250,000; (f) Contracts providing for "earn-outs" or other contingent payments by the Company involving more than $250,000 per contract over the terms of all such Contracts; (g) Contracts associated with off balance sheet financing in excess of $250,000 in the aggregate, including but not limited to arrangements for the sale of receivables; (h) the following customer
Contracts:

          (i) Contracts with United States customers which produced more than $3 million of Company service fee revenues in 1999,

          (ii) Contracts with United States customers which produced more than $2 million of Company perpetual license fee revenues in 1999,

          (iii) Contracts with United States customers which produced more than $1 million of Company support fee revenues in 1999,

          (iv) Contracts with United States customers which produced more than $2 million of Company outsourcing fee revenues in 1999,

          (v) Contracts with United States customers which produced more than $1.5 million of Company Strategic Services Group (consulting) revenues in 1999,

          (vi) Contracts with United States customers which produced more than $2 million of Company installation fee revenues in 1999, and

          (vii) Contracts with customers of the Company's international operations, each of which produced in 1999, or is scheduled to produce in 2000, more than $1 million in revenue;

(i) stock purchase agreements, asset purchase agreements or other acquisition or divestiture agreements where the consideration in any individual transaction exceeds $250,000 since January 1, 1998; or (j) any other agreement which is material to the Company, irrespective of amount. All Contracts to which the Company or any of its subsidiaries is a party or by which it or such subsidiary is bound are valid and binding obligations of the Company or such subsidiary and, to the knowledge of the Company, the valid and binding obligation of each other party thereto except such Contracts which, if not so valid and binding, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any such Contract except such violations or defaults under or terminations which have not had and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.


                                   ARTICLE VI
            REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY

     Parent and Subsidiary each represent and warrant to the Company that:

SECTION 6.1  Organization and Qualification.  Each of Parent and Subsidiary is a
             ------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Subsidiary is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing could not reasonably be expected to prevent or delay the consummation of the Offer or the Merger.

SECTION 6.2  Authority; Non-Contravention; Approvals.
             ---------------------------------------

     (a) Parent and Subsidiary each have full corporate power and authority to enter into this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been approved by the Boards of Directors of Parent and Subsidiary and the sole stockholder of Subsidiary, and no other corporate proceedings on the part of Parent or Subsidiary are necessary to authorize the execution and delivery of this Agreement or the consummation by Parent and Subsidiary of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Subsidiary, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and legally binding agreement of each of Parent and Subsidiary enforceable against each of them in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) The execution, delivery and performance of this Agreement by each of Parent and Subsidiary and the consummation of the Offer and the Merger and the other transactions contemplated hereby do not and will not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under any of the terms, conditions or provisions of (i) the respective certificates of incorporation or bylaws of Parent or any of its subsidiaries, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or Governmental Authority applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or
(iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its subsidiaries is now a party or by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound or affected; subject (x) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Parent Required Statutory Approvals (as defined in
Section 6.2(c) hereof), and (y) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective
Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests or encumbrances that could not reasonably be expected to prevent or delay the consummation of the Offer or the Merger.

     (c) Except for (i) the filings by Parent required by the HSR Act, (ii) the merger filing required by the Bundeskartellamt and (iii) publication after consummation of the Offer of an "ad hoc" disclosure pursuant to Section 15 of the German Securities Trading Act, (iv) the filing of the Offer Documents, the Information Statement, the Schedule 14D-9 and the Proxy Statement with the SEC pursuant to the Exchange Act and the Securities Act, (v) the making of the Merger Filing with the Secretary of State of the State of Delaware in connection with the Merger, and (vi) the filing of reports with the U.S. Department of Commerce regarding foreign direct investment in the United States (the filings and approvals referred to in clauses (i) through (vi) are collectively referred to as the "Parent Required Statutory Approvals"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Parent or Subsidiary or the consummation by Parent or Subsidiary of the transactions contemplated hereby.

SECTION 6.3  Proxy Statement.  None of the information to be supplied by Parent
             ---------------
or its subsidiaries for inclusion or incorporation by reference in the Proxy Statement to be distributed in connection with the Stockholders Meeting, if any, will, at the time of its mailing, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company or the stockholders of the Company for inclusion or incorporation by reference therein.

SECTION 6.4  Offer Documents; Schedule 14D-9.  Neither (a) the Offer Documents
             -------------------------------
(b) any information supplied by Parent or Subsidiary in writing for inclusion or incorporation by reference in the Information Statement nor (c) any information supplied by Parent or Subsidiary in writing for inclusion or incorporation by reference in the Schedule 14D-9 shall, at the respective times the Offer Documents, the Information Statement or the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents and the Information Statement will, in each case as of the date of mailing, comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 6.5  Financing.  Parent has and will have at each of (i) the time of
             ---------
acceptance for purchase by Subsidiary of the shares of Company Common Stock pursuant to the Offer and (ii) the Effective Time, and will make available to Subsidiary (or cause to be made available), the funds necessary to consummate the Offer and the Merger on the terms contemplated by this Agreement.

SECTION 6.6  Subsidiary.  Subsidiary was formed solely for the purposes of
             ----------
engaging in the transactions contemplated hereby, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.


                                  ARTICLE VII
                            COVENANTS OF THE PARTIES

SECTION 7.1  Mutual Covenants.
             ----------------

     (a) General. Subject to the terms and conditions hereof, each of the
         -------
parties shall (and shall cause its respective subsidiaries to) use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the Offer and the Merger and the other transactions contemplated by this Agreement (subject to the fiduciary duties of the Company's Board of Directors and Section 8.2(b)), including, without limitation, using its reasonable best efforts to (i) prepare, execute and deliver such instruments and take or cause to be taken such actions as any other party shall reasonably request, and (ii) after consultation with the other parties, obtain any consent, waiver, approval or authorization from any third party reasonably requested by such other party in order to maintain in full force and effect any of the Company's contracts, permits, licenses or other rights following the Offer, the Merger and the other transactions contemplated hereby.

     (b) HSR Act. Without limiting the foregoing, each of the parties undertakes
         -------
and agrees to file as soon as practicable, and in any event within seven business days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice, Antitrust Division (the "Antitrust Division") and the Bundeskartellamt. Each of the parties shall (i) respond as promptly as practicable to any inquiries received from the FTC, the Antitrust Division or the Bundeskartellamt for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (ii) take all commercially reasonable steps to avoid any extension of the waiting period under the HSR Act and (iii) refrain from entering into any agreement with the FTC, the Antitrust Division or the Bundeskartellamt not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto. Parent shall use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General, the Bundeskartellamt or any other Governmental Authority with respect to the Offer or the Merger so as to enable the Closing to occur as soon as reasonably possible. Each of the parties or its counsel shall promptly notify the other party or its counsel of any written or oral communication to that party or counsel from the FTC, the Antitrust Division, any State Attorney General, the Bundeskartellamt or any other Governmental Authority and permit the other party or its counsel to review in advance any proposed written communication to any of the foregoing.

     (c) Other Governmental Matters. Without limiting the foregoing, and subject
         --------------------------
to the terms and conditions hereof, each of the parties hereto shall (and shall cause its subsidiaries to) use its reasonable best efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Authority any consent, license, permit, waiver, approval, authorization (including, without limitation, SEC "no- action" letters) required or appropriate to be obtained by either Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Offer and the Merger and the other transactions contemplated hereby, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Offer and the Merger and the other transactions contemplated hereby required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other laws, and (iii) effect all other necessary registrations, filings and submissions. Each of the parties shall (and shall cause each of their respective subsidiaries to) cooperate and use reasonable best efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Offer or the Merger or any other transaction contemplated hereby.

     (d) Stockholder Approval; Preparation of Proxy Statement.
         ----------------------------------------------------

         (i) If the approval of the Company's stockholders of the Merger ("Company Stockholders' Approval") is required by law, the Company shall, at Parent's request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1 of this Agreement, so long as permitted by law, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining such approval. Notwithstanding the foregoing, if Subsidiary shall acquire 90% or more of the then outstanding shares of Company Common Stock, the Company shall at the request of Parent take all necessary and appropriate actions to cause the Merger, pursuant to the terms thereof, to become effective as promptly as practicable after such acquisition without a meeting of the stockholders of the Company and otherwise in accordance with
Section 253 of the DGCL (including, without limitation, adoption by the board of directors of Subsidiary of a short-form plan of merger in accordance with the DGCL and consistent with the terms of the Merger).

         (ii) If the Company Stockholders' Approval is required by law, the Company shall at Parent's request, as soon as practicable following the expiration of the Offer in accordance with the terms of Section 1.1 and to the extent permitted by law, prepare and file a preliminary proxy statement or Information Statement (as amended and supplemented, the "Proxy Statement") with the SEC and shall use all reasonable efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto and shall furnish the Company with all information required to be included therein with respect to Parent or Subsidiary. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any such correspondence prior to its filing with the SEC or dissemination to the Company's stockholders.

         (iii) Parent agrees to cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of the Company Common Stock owned by Parent or Subsidiary to be voted in favor of the Merger.

         (iv) Without limiting the generality of the foregoing, each of the parties shall correct promptly any information provided by it to be used specifically in the Proxy Statement, if required, that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement so as to correct the same and to cause the Proxy Statement as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     (e) Notification of Certain Matters. Each of the parties agrees to (and to
         -------------------------------
cause their respective subsidiaries to) give prompt notice to each other of, and to use reasonable best efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.1(e) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     (f) Public Statements. Unless otherwise required by applicable law or by
         -----------------
obligations pursuant to any listing agreement with or rules of any securities exchange, (i) the initial press release with respect to the Offer, the Merger and the other transactions contemplated by this Agreement shall require the prior mutual agreement and approval of both Parent and the Company and (ii) any subsequent press releases or other public statements with respect to the Offer or the Merger or the other transactions contemplated by this Agreement shall require prior consultation between Parent and the Company.

SECTION 7.2  Covenants of the Company.
             ------------------------

     (a) Conduct of Business. Except as otherwise contemplated by this Agreement
         -------------------
or disclosed in the Company Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Parent shall otherwise agree in writing, the Company shall (and shall cause its subsidiaries to):

         (i) conduct its business in the ordinary course of business in all material respects, in substantially the same manner as conducted prior to the date of this Agreement;

         (ii) not

              (A) amend or propose to amend its Certificate of Incorporation or bylaws or equivalent constituent documents; or

              (B) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any of its subsidiaries to issue, deliver or sell, redeem or repurchase, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or other securities (except commercial loans) or equity equivalents (including, without limitation, stock options and any stock appreciation rights) or obligating the Company or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, except that (1) the Company may issue shares upon exercise of options outstanding on the date hereof (which are exercised in accordance with their respective terms as in effect on the date hereof), (2) any subsidiary of the Company may issue capital stock or other securities to the Company or to another subsidiary of the Company, and (3) the Company may issue securities pursuant to the Company Rights Agreement but not with respect to or as a result of the consummation of the transactions contemplated hereby;

         (iii) not split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for (1) the payment of dividends or distributions to the Company or a wholly-owned direct or indirect subsidiary of the Company by a wholly-owned direct or indirect subsidiary of the Company and (2) the payment of regular quarterly dividends not exceeding $0.21 per share by the Company;

         (iv) not, except as required by law or existing contract, adopt or agree to adopt or amend or agree to amend in any material respect any Company Plan;

         (v) not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than (A) as permitted pursuant to Section 7.2(b), and (B) the Merger);

         (vi) not

              (A) redeem, purchase, acquire or offer to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock;

              (B) acquire any assets or businesses other than (1) expenditures for current assets in the ordinary course of business, (2) expenditures for fixed or capital assets not in excess of $10 million in the aggregate and (3) expenditures in connection with acquisitions of assets or businesses permitted under Section 7.2(b);

              (C) sell, pledge or encumber any assets or businesses other than
(1) sales of assets in the ordinary course of business, (2) sales of businesses or assets disclosed as such in the Company Disclosure Schedule, and (3) pledges or encumbrances entered into in the ordinary course of business; or

              (D) enter into any letter of intent or binding contract, agreement, commitment or arrangement with respect of any of the foregoing;

         (vii) use reasonable best efforts to preserve intact its business organizations and goodwill, keep available the services of its respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with it;

         (viii) other than as contemplated in this Agreement or by the Company Disclosure Schedule, or as required by an existing contract or agreement as in effect on the date of this Agreement, not (A) increase the amount of compensation of any director or executive officer or other employee of the Company or its subsidiaries, other than in the ordinary course of business consistent in time schedule and amount with the Company's past practices, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any current director or executive officer or other employee of the Company or its subsidiaries other than in the ordinary course of business consistent with past practice, (C) make any material increase in or commitment to increase materially any employee benefits, or

(D) make any material contribution, grant or award, other than regularly scheduled contributions, to any Company Plan;

         (ix) use reasonable best efforts to maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

         (x) not make, change or revoke any material Tax election or make any material agreement or settlement regarding Taxes with any taxing authority;

         (xi) not voluntarily delist any securities from the New York Stock Exchange;

         (xii) not adopt any material change in accounting policies or practices, except to the extent required by generally accepted accounting principles;

         (xiii) not purchase any derivative securities, except for purchases to hedge interest rate exposure in the ordinary course of business;

         (xiv) except in the ordinary course of business, not settle or compromise any material claims or litigation or modify or amend or terminate any of its material contracts or waive, release or assign any material right or claims; and

         (xv) not authorize or enter into an agreement to do any of the foregoing.

     (b) Notwithstanding the foregoing nothing in this Section 7.2 or any other provision of this Agreement shall prohibit (i) the Company from acquiring any assets or businesses so long as such acquisitions are disclosed in the Company Disclosure Schedule and are consummated on substantially similar terms as described in the Company Disclosure Schedule, and (ii) any wholly- owned direct or indirect subsidiary of the Company from combining, consolidating or merging with or into the Company or any other wholly-owned subsidiary of the Company, issuing any shares of its capital stock to the Company or any other wholly-owned subsidiary of the Company, paying dividends or making other distributions of assets to the Company or any wholly-owned direct or indirect subsidiary of the Company, or making loans to or incurring or borrowing from the Company or any other wholly-owned direct or indirect subsidiary of the Company, or (iii) the Company (or any subsidiary of the Company) from fulfilling its obligations under any agreement or contract disclosed in the Company Disclosure Schedule.

     (c) Recommendation of the Company's Board of Directors. Subject to Section
         --------------------------------------------------
8.2(b), the Board of Directors of the Company shall not withdraw or modify in any manner adverse to Parent its recommendations to the stockholders of the Company provided for in Section 1.2(a)(i), and the Company shall use its reasonable best efforts to solicit the acceptance of the Offer, and, if required, the adoption of the Merger Agreement and approval of the Merger by the stockholders of the Company.

                                  ARTICLE VIII
                     ADDITIONAL AGREEMENTS OF THE PARTIES.

SECTION 8.1  Access to Information.
             ---------------------

     (a) Subject to applicable law and to the terms and conditions of the Confidentiality Agreement dated March 23, 2000 between the Company and Parent (the "Confidentiality Agreement"), the Company and its subsidiaries shall afford to Parent and Subsidiary and Parent's accountants, counsel, financial advisors and other representatives (the "Parent Representatives") reasonable access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of the Company's properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to Parent or the Parent Representatives (i) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws or filed by the Company with the SEC in connection with the transactions contemplated by this Agreement, and (ii) such other information concerning the Company's business, properties and personnel as Parent shall reasonably request; provided, that the Company in responding to requests from Parent or any Parent Representative for access to records or other information of a confidential and competitively sensitive nature may, prior to expiration or termination of the waiting period under the HSR Act, limit such access to the Parent's outside accountants, counsel, financial advisors and other outside representatives. Parent and its subsidiaries shall hold and shall use their reasonable best efforts to cause the Parent Representatives to hold in strict confidence all nonpublic documents and information furnished to Parent, Subsidiary and any Parent Representative in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

     (b) If this Agreement is terminated, Parent shall promptly redeliver to the Company all nonpublic written material provided pursuant to this Section 8.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event all documents, memoranda, notes and other writings (including all electronic versions thereof) prepared by Parent based on the information in such material shall be destroyed (and Parent shall use its reasonable best efforts to cause the Parent Representatives to similarly destroy the documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

SECTION 8.2  Acquisition Transactions.
             ------------------------

     (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, the Company shall not, and shall not permit any of its subsidiaries to, and the Company shall use its reasonable best efforts to cause its and its subsidiaries' officers, directors or employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries, not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of the Company) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any substantial share of, or purchase of all or substantially all of the assets of, the Company or any of its subsidiaries (any such transactions being referred to herein as a "Company Acquisition Transaction") or engage in any discussions or negotiations concerning, or provide any confidential or non-public information or data to, or have any discussions with any person (other than its professional advisors) relating to any Company Acquisition Transaction, or otherwise facilitate any effort or attempt to make or implement a Company Acquisition Transaction.

     (b) Notwithstanding the provisions of paragraph (a) above or of this Agreement, (i) if, after the date of this Agreement, the Company receives from a financially capable corporation, partnership, person or other entity or group that has not had any discussions with, or been solicited by, the Company or its representatives prior to the date hereof with respect to a possible Company Acquisition Transaction (a "Potential Acquiror") a bona fide written offer or proposal with respect to a Company Acquisition Transaction (an "Acquisition Proposal") that (A) was not solicited in violation of paragraph (a) of this
Section 8.2 and (B) the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is reasonably likely to lead to a "Superior Proposal" (as defined below), the Company may request from the Potential Acquiror such information as may be reasonably necessary for the Board of Directors of the Company to inform themselves as to the material terms of such Acquisition Proposal for the sole purpose of determining whether such Acquisition Proposal constitutes a Superior Proposal, provided, that (w) the
                                                      --------
Board of Directors of the Company shall have determined, in good faith after being advised by legal and financial advisors, that taking such action with respect to an Acquisition Proposal from such Potential Acquiror is necessary in order for the Board of Directors of the Company to discharge its fiduciary duties under applicable law, (x) upon receipt of such information requested from the Potential Acquiror, neither the Company nor any of its directors, officers or representatives shall be permitted to engage in any further discussions or negotiations with any such Potential Acquiror that would otherwise violate paragraph (a) of this Section 8.2, (y) the Company shall comply with paragraph
(c) of this Section 8.2 with respect to any such Acquisition Proposal and (z) prior to the Board of Directors of the Company making any determination with respect to any withdrawal of or change to its recommendation of the Offer in connection with or as a result of such Acquisition Proposal, Parent shall have the right for a period of three calendar days to amend the terms of the Offer in response to such Acquisition Proposal and (ii) the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal. It is understood and agreed that activities conducted in accordance with this paragraph (b) shall not constitute a violation of paragraph
(a) of this Section 8.2 or any other provision of this Agreement. For purposes of this Agreement, a "Superior Proposal" shall mean an Acquisition Proposal that is more favorable than the Offer to the Company's stockholders from a financial point of view and is reasonably likely to be consummated.

     (c) The Company shall promptly notify Parent after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board of Directors of the Company or such subsidiary that it is considering making, or has made, an Acquisition Proposal (including the identity of the potential acquiror) and the status of any discussions with respect to an Acquisition Proposal.

     (d) The Company shall promptly request each person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its subsidiaries to return all confidential information heretofore furnished to such persons. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any proposed Company Acquisition Transaction.

SECTION 8.3  Expenses and Fees.  Whether or not the Merger is consummated, all
             -----------------
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement and the Offer Documents shall be shared equally by Parent and the Company.

SECTION 8.4  Directors' and Officers' Indemnification.
             ----------------------------------------

     (a) The indemnification (and advancement of expenses) provisions of the certificate of incorporation and bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of seven years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.4 and each of the indemnification agreements to which the Company and any of its affiliates, directors and employees are a party as of the date hereof without limit as to time.

     (b) Without limiting Section 8.4(a), after the Effective Time, Parent shall, to the fullest extent not prohibited under applicable law, guarantee all obligations of the Surviving Corporation for indemnification and advancement of expenses pursuant to the certificate of incorporation and bylaws of the Surviving Corporation in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company and the Offer, the Merger or the other transactions contemplated by this Agreement) or arising out of or pertaining to the Offer, the Merger or the other transactions contemplated by this Agreement. In the event of any such actual or threatened claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent and the Surviving Corporation shall jointly and severally pay the reasonable fees and expenses of counsel selected by the persons entitled to indemnification and advancement of expenses pursuant to the certificate of incorporation or bylaws of the Surviving Corporation (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties"), which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation, promptly after statements therefor are received and shall pay all other reasonable expenses in advance of the final disposition of such action,
(ii) the Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such matter, and
(iii) to the extent any determination is required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and the Surviving Corporation's certificate of incorporation or bylaws, such determination shall be made by independent legal counsel acceptable to the Surviving Corporation and the Indemnified Party; provided, however, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and, provided further, that if Parent or the Surviving Corporation advances or pays any amount to any person under this paragraph (b) and if it shall thereafter be finally determined by a court of competent jurisdiction that such person was not entitled to be indemnified hereunder for all or any portion of such amount, to the extent required by law, such person shall repay such amount or such portion thereof, as the case may be, to Parent or the Surviving Corporation, as the case may be.

     (c) If the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or Parent, as the case may be, set forth in this Section 8.4.

     (d) Prior to the Effective Time, the Company may purchase an extension, for up to six years and one month from and after the Effective Time, of the coverage offered under its existing policies of directors' and officers' liability insurance. For a period of at least six years and one month after the Effective Time, Parent shall, if necessary, provide funds sufficient for such policies to be in effect with respect to matters arising on or before the Effective Time (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties, and which coverages and amounts shall be no less than the coverages and amounts provided at that time for Parent's directors and officers, so long as such substitution does not result in lapses of coverage); and provided, however, that Parent shall not be required to pay or cause to be paid an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof, and if the Parent is unable to obtain the insurance required by this Section 8.4(d), it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (e) Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in Section 8.4.

     (f) The rights of each Indemnified Party hereunder shall be in addition to and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Company, under the DGCL or otherwise. The provisions of this Section 8.4 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

     (g) Each Indemnified Party shall have rights as a third party beneficiary under this Section 8.4 with separate contractual rights for its, his or her benefit and such rights shall be enforceable by such Indemnified Party, its, his or her heirs and personal representatives and shall be binding on the Surviving Corporation and Parent and their successors and assigns. If requested by an Indemnified Party, the Surviving Corporation and Parent shall enter into an indemnity agreement with such Indemnified Party evidencing the Surviving Corporation's and Parent's obligations under this Section 8.4.

SECTION 8.5  Employee Benefits.
             -----------------

     (a) Following the Effective Time, Parent shall honor, and cause the Surviving Corporation to honor, each Company Plan and the related funding arrangements of such Company Plan in accordance with its terms and shall interpret such Company Plan in accordance with the past practice of the Company. Without limiting the generality of the foregoing, Parent shall honor, and cause the Surviving Corporation to honor, all vacation, personal and sick days accrued by employees of the Company and its subsidiaries under any plans, policies, programs and arrangements of the Company and its ERISA Affiliates immediately prior to the Effective Time. From the Effective Time until December 31, 2001, Parent shall provide, and cause the Surviving Corporation to provide, employee benefits under employee benefit plans to the employees and former employees of the Company and its subsidiaries that are in the aggregate no less favorable than those provided to such persons pursuant to Company Plans on the date of this Agreement (excluding equity and equity-based compensation). Nothing herein shall prohibit any changes to any Company Plan that are (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for the Surviving Corporation to provide for or permit investment in its securities or Parent's securities. Furthermore, nothing herein shall require Parent to continue any particular Company Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in this Section 8.5(a) and to the obligation to provide severance pay and benefits as provided above).

     (b) With respect to any employee benefit plans in which any employees of the Company or its subsidiaries first become eligible to participate, on or after the Effective Time, and in which the Company employees did not participate prior to the Effective Time, Parent shall: (i) waive all pre- existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company and its subsidiaries under any such new plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Plan; (ii) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such employees for all purposes (including, without limitation, purposes of eligibility to participate, vesting, and, except with respect to grandfathered provisions contained in Parent's health plans applicable to employees hired prior to September 30, 1991, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any such new plan in which such employees may be eligible to participate after the

Effective Time, and (iv) with respect to flexible spending accounts, provide each employee of the Company and its subsidiaries with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits.

     (c) If all, or any portion of the amounts payable to, or benefits provided to, any employee of the Company previously disclosed to Parent in Section 5.13(g) of the Company Disclosure Schedule, either alone or in the aggregate, constitute an excess "parachute payment" within the meaning of Section 280G of the Code (whether or not under an existing plan, arrangement or other agreement) (each such excess parachute payment, a "Parachute Payment"), and would result in the imposition on any such employee of an excise tax under Section 4999 of the Code, then, in addition to any other payments or benefits to which the employee is entitled, the employee shall be paid an amount in cash equal to the sum of the excise tax payable by the employee by reason of receiving Parachute Payments plus a gross-up amount necessary to offset any and all applicable federal, state and local excise, income or other taxes incurred by the employee by reason of the payments made pursuant to this Section 8.5(c).

SECTION 8.6  Litigation.  The Company shall give Parent the opportunity to
             ----------
participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the Offer, the Merger and the other transactions contemplated by this Agreement until the consummation of the Offer, and thereafter, Parent shall direct the defense of such litigation and shall give the Company and its directors an opportunity to participate in such litigation; provided, however, that no settlement shall be agreed to prior to the consummation of the Offer without Parent's consent, which consent shall not be unreasonably withheld; and provided further that no settlement requiring a payment or an admission of any wrongdoing by a director shall be agreed to without such director's consent.

                                   ARTICLE IX
                                   CONDITIONS

SECTION 9.1  Conditions to Each Party's Obligation to Effect the Merger.  The
             ----------------------------------------------------------
respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (a) if required by the DGCL, this Agreement shall have been adopted by the requisite affirmative vote of the stockholders of the Company in accordance with applicable law;

     (b) no statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated, or enforced by any court or Governmental

Authority which is in effect and has the effect of prohibiting the consummation of the Merger; and

     (c) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated and the consent of the Bundeskartellamt shall have been obtained and
(i) in the case of the Company's obligations, (x) all other Company Required Statutory Approvals necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) in the case of Parent's and Subsidiary's obligations, (x) all other Parent Required Statutory Approvals necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, and (y) all other consents or approvals of Governmental Authorities necessary for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent or approval would not prevent the consummation of the Offer or the Merger or materially impede the operation or use of any of the Company's assets or business, after the Closing.

SECTION 9.2  Conditions to Obligations of Parent and Subsidiary to Effect the
             ----------------------------------------------------------------
Merger.  The obligations of Parent and Subsidiary to effect the Merger are
------
further subject to the satisfaction or waiver pursuant to Section 1.1, prior to the Effective Time, of the condition that Subsidiary shall have accepted for payment and paid for the shares of Company Common Stock tendered pursuant to the Offer. Neither Parent nor Subsidiary may invoke this condition if Subsidiary fails to purchase shares of Company Common Stock so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

                                   ARTICLE X
                       TERMINATION, AMENDMENT AND WAIVER

SECTION 10.1  Termination.  This Agreement may be terminated at any time before
              -----------
the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company (if required by applicable law):

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent, Subsidiary and the Company;

     (b) by Parent or the Company if any court of competent jurisdiction or other Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or shall have become nonappealable (and the terminating party shall have used reasonable best efforts to prevent the entry of such order);

     (c) by the Company if (i) Subsidiary fails to commence the Offer in violation of Section 1.1 hereof, (ii) Subsidiary shall not have accepted for payment and paid for shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or before August 1, 2000 unless such failure is by reason of the nonsatisfaction of paragraphs (a) or (b) of Annex A or (iii) Subsidiary fails to purchase validly tendered shares of Company Common Stock in violation of the terms of this Agreement;

     (d) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms (including pursuant to the terms set forth on Annex A) without any shares of Company Common Stock being purchased thereunder; provided, that Parent may not terminate this Agreement pursuant to this Section 10.1(d) if Parent or Subsidiary shall have materially breached this Agreement and the Company may not terminate this Agreement pursuant to this Section 10.1(d) if it shall have materially breached this Agreement;

     (e) by the Company prior to the purchase of a majority of the shares of Company Common Stock pursuant to the Offer if (i) there shall have been a breach of any representation or warranty in this Agreement on the part of Parent or Subsidiary in any material respect or (ii) Parent or Subsidiary shall not have performed or complied with any material covenant or agreement contained in this Agreement, and which breach, in the case of both clause (i) and clause (ii) above, shall not have been cured prior to the earlier of (x) 20 business days following notice of such breach to Parent and Subsidiary by the Company and (y) August 1, 2000; provided, that Parent and Subsidiary shall have no right to cure such breach and the Company may immediately terminate this Agreement in the event that such breach by Parent or Subsidiary was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (f) by Parent prior to the purchase of a majority of the shares of Company Common Stock pursuant to the Offer if the Company shall have breached its agreements contained in Section 8.2 in any material respect; and

     (g) by Parent if the Company's Board of Directors shall have (i) withdrawn, or modified or changed (including by amendment of the Schedule 14D-9) their recommendation of the Offer, the Merger or this Agreement, (ii) failed to publicly reconfirm such recommendation of the Offer promptly upon request by Parent or Subsidiary, (iii) endorsed, approved or recommended any other Acquisition Proposal, or (iv) resolved to do any of the foregoing.

SECTION 10.2  Effect of Termination.
              ---------------------

     (a) In the event of termination of this Agreement by either Parent or the Company pursuant to the provisions of Section 10.1, this Agreement shall forthwith become void and there shall be no liability or further obligation on the part of the Company, Parent, Subsidiary or their respective officers or directors (except for obligations in this Section 10.2(a), in the second sentence of Section 8.1(a) and in Sections 8.1(b), 8.3, 10.2(b) and 11.9, all of which shall survive the termination). Nothing in this Section 10.2 shall relieve any party from liability for any willful and intentional breach of any covenant or agreement of such party contained in this Agreement.

     (b) If this Agreement is terminated (i) by Parent pursuant to Section 10.1(f) or 10.1(g), (ii) by Parent pursuant to Section 10.1(d) as a result of the termination of the Offer by Parent pursuant to paragraphs (a) (only as to a willful breach), (b) of Annex A or (iii) by the Company or Parent pursuant to
Section 10.1(d) and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise have become generally known and within nine months following such termination a definitive agreement with respect to such Acquisition Proposal shall have been executed by the Company, then Parent and Subsidiary would suffer substantial damages, which damages cannot be determined with reasonable certainty. To compensate Parent and Subsidiary for such damages the Company shall pay to Parent the amount of $85,000,000. The parties agree that any amount to be paid pursuant to this Section 10.2(b) in respect of termination of this Agreement pursuant to Section 10.1(g); pursuant to 10.1(d) as a result of the termination of the Offer by Parent pursuant to paragraph (f) of Annex A; or pursuant to Section 10.1(d) in the circumstances described in clause (iii) of this Section 10.2(b) shall represent liquidated damages and not a penalty.

SECTION 10.3  Amendment.   This Agreement may not be amended except by action
              ---------
taken by the parties' respective Boards of Directors or duly authorized committees thereof and then only by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law and Section 1.4(c). Subject to Section 1.4(c) and applicable law, such amendment may take place at any time prior to the Closing Date and whether before or after the Company Stockholders' Approval is obtained; provided, however, that after the Company Stockholders' Approval is obtained, no amendment may be made which would reduce the amount or change the kind of consideration to be received by the holders of Company Common Stock upon consummation of the Merger, alter or change any term of the articles (or certificate) of incorporation of Parent, Subsidiary or the Surviving Corporation (except as expressly contemplated hereby), or alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely effect the holders of any class or series of securities of the Company.

SECTION 10.4  Extension; Waiver.  At any time prior to the Effective Time,
              -----------------
subject to Section 1.4(c), any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance by the party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE XI
                               GENERAL PROVISIONS

SECTION 11.1  Non-Survival of Representations and Warranties.  No
              ----------------------------------------------
representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after effectiveness of the Merger none of the Company, Parent, Subsidiary or their respective officers or directors shall have any further obligation with respect thereto except for the representations, warranties and agreements that by their terms apply or are to be performed in whole in part after the Effective Time.

SECTION 11.2  Notices.  All notices and other communications hereunder shall be
              -------
in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    If to Parent or Subsidiary, to:
                    Siemens Corporation
                    153 E. 53rd Street
                    New York, New York 10022
                    Telecopier:  (212) 258-4490
                    Attention:  General Counsel

                    with a copy to:
                    Sullivan & Cromwell
                    125 Broad Street
                    New York, New York 10004
                    Telecopier:  (212) 558-3588
                    Attention:  Benjamin F. Stapleton, Esq.

                    If to the Company, to:
                    Shared Medical Systems Corporation
                    51 Valley Stream Parkway
                    Malvern, PA 19355-1406
                    Telecopier:  (610) 251-8333
                    Attention:  Bonnie L. Shuman, Esq., General Counsel

                    with a copy to:
                    Drinker Biddle & Reath LLP
                    1000 Westlakes Drive, Suite 300
                    Berwyn, PA 19312-2409
                    Telecopier:  (610) 993-8585
                    Attention:  Thomas E. Wood, Esq.

SECTION 11.3  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS,
              -------------
INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.

SECTION 11.4  Parties Agreement.  This Agreement shall be binding upon and inure
              -----------------
solely to the benefit of each party hereto, and except as set forth in Sections
4.6 and 8.4 (which are intended to and shall create third party beneficiary rights if the Offer and the Merger are consummated), nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. The rights of any third party beneficiary hereunder are not subject to any defense, offset or counterclaim. Each of the Indemnified Parties referred to in Section
8.4 shall be entitled to enforce the provisions hereof directly against Parent or the Surviving Corporation, to the same extent as if such Indemnified Party were a party hereto.

SECTION 11.5  Interpretation.  When a reference is made in this Agreement to an
              --------------
Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.
The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

SECTION 11.6  Severability.  If any term or other provision of this Agreement is
              ------------
invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 11.7  Assignment.  Neither this Agreement nor any of the rights,
              ----------
interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 11.8  Enforcement.  The parties agree that irreparable damage would
              -----------
occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, that if Parent is entitled to receive any payment pursuant to Section 10.2(b), it shall not be entitled to specific performance to compel the consummation of the Offer or the Merger.

SECTION 11.9  Submission to Jurisdiction; Waivers.  Each of Parent, Subsidiary
              -----------------------------------
and the Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent, Subsidiary and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent, Subsidiary and the Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 11.10  Counterparts.  This Agreement may be executed in two or more
               ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 11.11  Entire Agreement.  This Agreement (including Annex A and the
               ----------------
documents and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, Parent, Subsidiary and the Company have caused this Agreement to be signed by their respective officers as of the date first written above.


                              SIEMENS CORPORATION


                              By: /s/ E. Robert Lupone
                                 ---------------------
                              Name:  E. Robert Lupone
                              Title: Vice President and General Counsel


                              By: /s/ Michael W. Schiefen
                                  -----------------------
                              Name:  Michael W. Schiefen
                              Title: Vice President, Corporate Development


                              AUTOBAHN ACQUISITION CORPORATION


                              By: /s/ Michael W. Schiefen
                                 -------------------------
                              Name:  Michael W. Schiefen
                              Title: President


                              By: /s/ E. Robert Lupone
                                  --------------------
                              Name:  E. Robert Lupone
                              Title: Vice President


                              SHARED MEDICAL SYSTEMS
                              CORPORATION


                              By: /s/ Marvin S. Cadwell
                                  ---------------------
                              Name:  Marvin S. Cadwell
                              Title: President and CEO



                [Signature Page to Agreement and Plan of Merger]

    Acquisition Proposal .....................................................36
    Agreement ................................................................ 1
    Antitrust Division .......................................................29
    Closing Date ............................................................. 7
    Code ..................................................................... 9
    Common Stock Price ....................................................... 1
    Company .................................................................. 1
    Company Acquisition Transaction ..........................................36
    Company Certificates ..................................................... 9
    Company Common Stock ..................................................... 1
    Company Disclosure Schedule ..............................................12
    Company Financial Statements .............................................16
    Company Intellectual Property Rights .....................................23
    Company Material Adverse Effect ..........................................12
    Company Permits ..........................................................18
    Company Plan .............................................................20
    Company Preferred Stock ..................................................12
    Company Required Statutory Approvals .....................................15
    Company Rights ...........................................................12
    Company Rights Agreement .................................................12
    Company SEC Reports ......................................................16
    Company Stockholders' Approval ...........................................30
    Confidentiality Agreement ................................................35
    Contract .................................................................25
    DGCL ..................................................................... 3
    Dissenting Shares ........................................................11
    Dissenting Stockholder ...................................................11
    Effective Time ........................................................... 6
    Environmental Claim ......................................................22
    Environmental Laws .......................................................22
    ERISA ....................................................................20
    ERISA Affiliate ..........................................................20
    Exchange Act ............................................................. 2
    FTC ......................................................................29
    Governmental Authority ...................................................15
    HSR Act ..................................................................15
    Indemnified Parties ......................................................37
    Indemnified Party ........................................................37
    Independent Directors .................................................... 6
    Information Statement ....................................................17
    Material Contract ........................................................16
    Merger ................................................................... 1
    Merger Consideration ..................................................... 8
    Merger Filing ............................................................ 6
    Offer .................................................................... 1

    Offer Documents .......................................................... 3
    Option ...................................................................10
    Option Payments ..........................................................10
    Options ..................................................................10
    Parachute Payment ........................................................40
    Parent ................................................................... 1
    Parent Representatives ...................................................35
    Parent Required Statutory Approvals ......................................28
    Paying Agent ............................................................. 8
    Pension Plan .............................................................20
    Potential Acquiror .......................................................36
    Proxy Statement ..........................................................31
    Schedule 14D-9 ........................................................... 4
    Schedule TO .............................................................. 3
    SEC ...................................................................... 2
    Securities Act ...........................................................15
    software .................................................................24
    Stockholders Meeting .....................................................30
    Subsidiary ............................................................... 1
    Subsidiary Common Stock .................................................. 8
    Superior Proposal ........................................................36
    Surviving Corporation .................................................... 6
    Tax Return ...............................................................20
    Taxes ....................................................................19
    Welfare Plan .............................................................20

                                    ANNEX A
                                       to
                          Agreement and Plan of Merger
                          ----------------------------


          Conditions to the Offer. Notwithstanding any other provision of the Offer or the Agreement, in addition to (and not in limitation of) Subsidiary's rights pursuant to the Agreement to extend and amend the Offer in accordance with the Agreement, Subsidiary shall not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any tendered shares of Company Common Stock not theretofore accepted for payment or paid for, and Subsidiary may terminate or amend the Offer (subject to Section 1.1 of the Agreement) if (i) a number of shares of Company Common Stock representing at least a majority of the total number of outstanding shares of Company Common Stock shall not have been validly tendered prior to the expiration of the Offer and not withdrawn or otherwise acquired by Parent or any of its affiliates prior to the expiration of the Offer ("Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, (iii) the approval period with respect to the Bundeskartellamt shall not have been terminated or (iv) at any time on or after the date of the Agreement and prior to the time of acceptance of such shares of Company Common Stock for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

     (a) any representations and warranties of the Company in the Agreement shall not be true and correct as of such time (except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate with all other breaches, a Company Material Adverse Effect without giving effect to any limitations as to materiality in any such representations and warranties) and which breach shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach and (ii) August 1, 2000; provided, however, that the
                                               --------  -------
Company shall have no right to cure such breach in the event that such breach by the Company was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (b) the Company shall not have performed and complied with each covenant or agreement contained in the Agreement and required to be performed or complied with by it (except where (A) the failure to so perform or comply would not reasonably be expected to have a Company Material Adverse Effect without giving effect to any limitations as to materiality in any such covenant or agreement and (B) such failure would not reasonably be expected materially and adversely to affect the benefits or value that would be obtained by Parent from the consummation of the Offer and the Merger) and which breach shall not have been cured prior to the earlier of (i) 20 business days following notice of such breach and (ii) August 1, 2000; provided, however, that the Company shall have
                                --------  -------
no right to cure such breach in the event that such breach by the Company was willful or in the event such breach is not reasonably capable of being cured within such period of time;

     (c) there shall be pending any suit, action, or proceeding which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Subsidiary of the shares of Company Common Stock, seeking to make illegal, materially delay, make materially more costly or otherwise directly or indirectly restrain or prohibit the making or consummation of the Offer and the Merger or the performance of any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Subsidiary any damages or penalties that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries or affiliates of any of the businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the businesses or assets of the Company or Parent, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Subsidiary to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock accepted for payment pursuant to the Offer including, without limitation, the right to vote the shares of Company Common Stock accepted for payment by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, (v) requiring divestiture by Subsidiary or any of its affiliates of any shares of Company Common Stock or (vi) which otherwise is reasonably likely to have a Company Material Adverse Effect;

     (d) there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule, regulation, order or injunction which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, entered, promulgated or issued with respect to or deemed applicable to, or any material consent or approval withheld or any other action taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other transactions contemplated by this Agreement, by any Governmental Authority or court, other than applicable waiting periods under the HSR Act as specified in the introductory paragraph above or the approval period applicable to the Bundeskartellamt, in any case, that in the reasonable judgment of Parent, has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of paragraph (c) above;

     (e) except as disclosed in the Company Financial Statements, since the date of the Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate, have had or are reasonably likely to have, a Company Material Adverse Effect;

     (f) the Agreement shall have been terminated in accordance with its terms;

     (g) any person or group (which includes a "person" or "group" as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Subsidiary, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 20% of the outstanding shares of Company Common Stock;

     (h) all consents and approvals of and notices to or filings with Governmental Authorities required in connection with the Offer, the Merger and any of the other transactions contemplated by the Agreement shall not have been obtained or made as of the expiration of the Offer, as the same may be extended from time to time in accordance with this Agreement, other than those the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect or prevent or materially delay consummation of any of the Offer, the Merger or any of the other transactions contemplated by the Agreement; or

     (i) there shall have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Germany by any Governmental Authority or (ii) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Germany which could reasonably be expected to have a Company Material Adverse Effect or materially adversely affect or delay the consummation of the Offer.

                                       2